SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13E-3

RULE 13E-3 TRANSACTION STATEMENT

Under Section 13(e) of the Securities Exchange Act of 1934

(Amendment No. 1)

DELL INC.

(Name of Issuer)

Dell Inc.

Denali Holding Inc.

Denali Intermediate Inc.

Denali Acquiror Inc.

Silver Lake Partners III, L.P.

Silver Lake Technology Associates III, L.P.

SLTA III (GP), L.L.C.

Silver Lake Group, L.L.C.

Silver Lake Partners IV, L.P.

Silver Lake Technology Associates IV, L.P.

SLTA IV (GP), L.L.C.

Silver Lake Technology Investors III, L.P.

Mr. Michael S. Dell

Susan Lieberman Dell Separate Property Trust

MSDC Management, L.P.

MSDC Management (GP), LLC

(Name of Persons Filing Statement)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

24702R101

(CUSIP Number of Class of Securities)

Lawrence P. Tu Senior Vice President and General Counsel Dell Inc. One Dell Way Round Rock, Texas 78682 (512) 338-4400	Karen King Chief Legal Officer Silver Lake Partners 2775 Sand Hill Road, Suite 100 Menlo Park, California 94205 (650) 233-8120

Michael S. Dell

c/o Dell Inc.

One Dell Way

Round Rock, Texas 78682

(512) 338-4400

(Name, Address and Telephone Number of Person Authorized to Receive

Notices and Communications on Behalf of the Persons Filing Statement)

With copies to:

Jeffrey J. Rosen, Esq. William D. Regner, Esq. Michael A. Diz, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Richard Capelouto, Esq. Chad Skinner, Esq. Simpson Thacher & Bartlett LLP 2475 Hanover Street Palo Alto, California 94304 (650) 251-5000	Steven A. Rosenblum, Esq. Andrew J. Nussbaum, Esq. Gordon S. Moodie, Esq. Wachtell, Lipton, Rosen & Katz 52 West 52nd Street New York, New York 10019 (212) 403-1000

This statement is filed in connection with (check the appropriate box):

☒	The filing of solicitation materials on an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

☐	The filing of a registration statement under the Securities Act of 1933.

☐	A tender offer.

☐	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies:  ☒

Check the following box if the filing is a final amendment reporting the results of the transaction:  ☐

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee
$20,747,146,376.79	$2,829,910.77

*	Set forth the amount on which the filing fee is calculated and state how it was determined.
*	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: In accordance with Exchange Act Rule 0-11(c), the filing fee of $2,829,910.77 was determined by multiplying 0.0001364 by the aggregate merger consideration of $20,747,146,376.79. The aggregate merger consideration was calculated as the sum of (i) the product of (a) 1,781,176,938 outstanding shares of common stock (including shares subject to restricted stock units and shares of restricted stock) as of March 25, 2013 to be acquired in the merger, multiplied by (b) the per share merger consideration of $13.65, plus (ii) the product of (x) 25,482,624 shares of common stock underlying outstanding employee stock options with an exercise price of $13.65 or less, multiplied by (y) $6.46, representing the difference between the $13.65 per share merger consideration and the $7.19 weighted average exercise price of such options.

☒	Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule, and the date of its filing.

Amount Previously Paid: $2,829,910.77

Form or Registration No.: Schedule 14A

Filing Party: Dell Inc.

Date Filed: March 29, 2013

Explanatory Note

This Amendment No. 1 is being filed solely for the purpose of filing additional exhibits to the Rule 13E-3 Transaction Statement on Schedule 13E-3 filed on the date hereof, together with the exhibits thereto (the “Transaction Statement”). No changes or additions are being made hereby to the Transaction Statement.

Item 16. Exhibits

(a)(2)(i)	Preliminary Proxy Statement of Dell Inc. (incorporated by reference to the Schedule 14A filed concurrently with this Transaction Statement with the Securities and Exchange Commission).

(a)(2)(ii)	Form of Proxy Card (incorporated herein by reference to the Proxy Statement).

(a)(2)(iii)	Letter to Stockholders (incorporated herein by reference to the Proxy Statement).

(a)(2)(iv)	Notice of Special Meeting of Stockholders (incorporated herein by reference to the Proxy Statement).

(a)(2)(v)	Press Release issued by Dell Inc., dated February 5, 2013, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2013.

(a)(2)(vi)	Key Messages, dated February 5, 2013, incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2013.

(a)(2)(vii)	E-mail from Michael Dell to Employees, transmitted on February 5, 2013, incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2013.

(a)(2)(viii)	E-mail from Brian Gladden and Steve Price to Employees, transmitted on February 5, 2013, incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2013.

(a)(2)(ix)	VPD Call Transcript, dated February 5, 2013, incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2013.

(a)(2)(x)	Executive Leadership Team Call Script, dated February 5, 2013, incorporated by reference to Exhibit 99.6 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2013.

(a)(2)(xi)	Team Member Frequently Asked Questions, dated February 5, 2013, incorporated by reference to Exhibit 99.7 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2013.

(a)(2)(xii)	E-mail to Channel partner, transmitted on February 5, 2013, incorporated by reference to Exhibit 99.8 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2013.

(a)(2)(xiii)	EMEA Works Council E-mail, transmitted on February 5, 2013, incorporated by reference to Exhibit 99.9 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2013.

(a)(2)(xiv)	Account Executive Talking Points, delivered on February 6, 2013, incorporated by reference to the Schedule 14A filed with the SEC on February 6, 2013.

(a)(2)(xv)	E-mail to Employees, transmitted on February 7, 2013, incorporated by reference to the Schedule 14A filed with the SEC on February 7, 2013.

(a)(2)(xvi)	E-mail to Employees, transmitted on February 8, 2013, incorporated by reference to the Schedule 14A filed with the SEC on February 8, 2013.

(a)(2)(xvii)	Note, communicated on February 11, 2013, incorporated by reference to the Schedule 14A filed with the SEC on February 11, 2013.

(a)(2)(xviii)	Questions and Answers About the Dell Transaction, posted to the Dell Inc. web site on February 14, 2013, incorporated by reference to the Schedule 14A filed with the SEC on February 14, 2013.

(a)(2)(xix)	Communication to Employees, circulated on March 4, 2013, incorporated by reference to the Schedule 14A filed with the SEC on March 4, 2013.

(a)(2)(xx)	Note, communicated on March 5, 2013, incorporated by reference to the Schedule 14A filed with the SEC on March 5, 2013.

(a)(2)(xxi)	Statement from the Special Committee, issued on March 6, 2013, incorporated by reference to the Schedule 14A filed with the SEC on March 6, 2013.

(a)(2)(xxii)	Statement from the Special Committee, issued on March 7, 2013, incorporated by reference to the Schedule 14A filed with the SEC on March 7, 2013.

(a)(2)(xxiii)	Note, communicated to Dell employees on March 8, 2013, incorporated by reference to the Schedule 14A filed with the SEC on March 8, 2013.

(a)(2)(xxiv)	Interview given by Michael Dell on March 8, 2013, incorporated by reference to the Schedule 14A filed with the SEC on March 11, 2013.

(a)(2)(xxv)	Letters sent on March 12, 2013, incorporated by reference to the Schedule 14A filed with the SEC on March 12, 2013.

(a)(2)(xxvi)	Letter sent on March 15, 2013, incorporated by reference to the Schedule 14A filed with the SEC on March 15, 2013.

(a)(2)(xxvii)	Statement from the Special Committee, issued on March 25, 2013, incorporated by reference to the Schedule 14A filed with the SEC on March 25, 2013.

(b)(1)†	Amended and Restated Facilities Commitment Letter, dated February 28, 2013, among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Royal Bank of Canada, RBC Capital Markets, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Morgan Stanley Senior Funding, Inc. and UBS Loan Finance LLC and Denali Intermediate Inc.

(b)(2)†	Amended and Restated Securities Purchase Agreement, dated as of March 22, 2013, by and between Denali Holding Inc. and Microsoft Corporation.

(c)(1)	Opinion of J.P. Morgan Securities LLC, dated February 4, 2013 (incorporated herein by reference to Annex B of the Proxy Statement).

(c)(2)	Opinion of Evercore Partners L.L.C., dated February 4, 2013 (incorporated herein by reference to Annex C of the Proxy Statement).

(c)(3)	Presentation of The Boston Consulting Group to the Board of Directors of the Company, dated February 4, 2013.

(c)(4)*†	Presentation of Evercore Partners L.L.C. to the Board of Directors of the Company, dated February 4, 2013.

(c)(5)*†	Presentation of J.P. Morgan Securities LLC to the Board of Directors of the Company, dated February 4, 2013.

(c)(6)	Presentation of The Boston Consulting Group to the Special Committee of the Company, dated February 4, 2013.

(c)(7)*†	Presentation of Evercore Partners L.L.C. to the Special Committee of the Company, dated February 4, 2013.

(c)(8)*†	Presentation of J.P. Morgan Securities LLC to the Special Committee of the Company, dated February 4, 2013.

(c)(9)*†	Presentation of The Boston Consulting Group to the Board of Directors of the Company, dated January 18, 2013.

(c)(10)*†	Presentation of Evercore Partners L.L.C. to the Board of Directors of the Company, dated January 18, 2013.

(c)(11)*†	Presentation of J.P. Morgan Securities LLC to the Board of Directors of the Company, dated January 18, 2013.

(c)(12)*†	Presentation of The Boston Consulting Group to the Special Committee of the Company, dated January 15, 2013.

(c)(13)*†	Presentation of Evercore Partners L.L.C. to the Special Committee of the Company, dated January 15, 2013.

(c)(14)*†	Presentation of J.P. Morgan Securities LLC to the Special Committee of the Company, dated January 15, 2013.

(c)(15)*†	Presentation of The Boston Consulting Group to the Special Committee of the Company, dated January 2, 2013.

(c)(16)	Discussion Materials of J.P. Morgan Securities LLC to the Special Committee of the Company, dated December 22, 2012.

(c)(17)	Presentation of The Boston Consulting Group to the Board of Directors of the Company, dated December 6, 2013.

(c)(18)	Discussion Materials of J.P. Morgan Securities LLC to the Board of Directors of the Company, dated December 6, 2012.

(c)(19)	Presentation of The Boston Consulting Group to the Special Committee of the Company, dated December 5, 2013.

(c)(20)	Presentation of J.P. Morgan Securities LLC to the Special Committee of the Company, dated December 5, 2012.

(c)(21)*†	Discussion Materials of J.P. Morgan Securities LLC to the Special Committee of the Company, dated October 27, 2012.

(c)(22)*†	Discussion Materials of J.P. Morgan Securities LLC to the Special Committee of the Company, dated October 18, 2012.

(c)(23)	Discussion Materials of Goldman, Sachs & Co. to the Board of Directors of the Company, dated October 18, 2012.

(c)(24)	Discussion Materials of Goldman, Sachs & Co. to the Special Committee of the Company, dated October 10, 2012.

(c)(25)*†	Presentation of J.P. Morgan Securities LLC to the Special Committee of the Company, dated October 9, 2012.

(c)(26)	Presentation of J.P. Morgan Securities LLC to the Special Committee of the Company, dated October 1, 2012.

(c)(27)*†	Discussion Materials of J.P. Morgan Securities LLC to the Special Committee of the Company, dated September 23, 2012.

(c)(28)	Perspectives on Denali of J.P. Morgan Securities LLC to the Special Committee of the Company, dated September 21, 2012.

(c)(29)	Presentation of J.P. Morgan Securities LLC to the Special Committee of the Company, dated September 14, 2012.

(d)(1)	Agreement and Plan of Merger, dated as of February 5, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell Inc. (incorporated herein by reference to Annex A of the Proxy Statement).

(d)(2)	Voting and Support Agreement, dated as of February 5, 2013, by and among the stockholders listed on the signature pages thereto and Dell Inc., incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on February 15, 2013.

(d)(3)†	Rollover and Equity Financing Commitment Letter, dated February 5, 2013, among Michael S. Dell, Susan Lieberman Dell Separate Property Trust and Denali Holding Inc.

(d)(4)†	Equity Financing Commitment Letter, dated February 5, 2013, between MSDC Management, L.P. and Denali Holding Inc.

(d)(5)†	Equity Financing Commitment Letter, dated February 5, 2013, among Silver Lake Partners III, L.P., Silver Lake Partners IV, L.P. and Denali Holding Inc.

(d)(6)†	Limited Guarantee, dated as of February 5, 2013, between Michael S. Dell and Dell Inc. in favor of Dell Inc.

(d)(7)†	Limited Guarantee, dated as of February 5, 2013, between Silver Lake Partners III, L.P. and Dell Inc. in favor of Dell Inc.

(d)(8)†	Limited Guarantee, dated as of February 5, 2013, between Silver Lake Partners IV, L.P. and Dell Inc. in favor of Dell Inc.

(d)(9)†	Interim Investors Agreement, dated as of February 5, 2013, by and among Denali Holding Inc., Michael S. Dell, Susan Lieberman Dell Separate Property Trust, MSDC Management, L.P., Silver Lake Partners III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors III, L.P., and, for purposes of Sections 2.7.2, 2.12.2, 2.12.6, 2.20 and Article III only, Michael S. Dell 2009 Gift Trust and Susan L. Dell 2009 Gift Trust.

(d)(10)†	Form of Employment Agreement to be entered into by and among Dell, Inc., Denali Holding Inc. and Michael S. Dell.

(f)(1)	Section 262 of the Delaware General Corporation Law (incorporated herein by reference to Annex D of the Proxy Statement).

*	Certain portions of this exhibit have been redacted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

†	Previously filed on March 29, 2013.

SIGNATURE

After due inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of March 29, 2013

DELL INC.

By:	/s/ Brian T. Gladden
Name: Brian T. Gladden
Title: Senior Vice President, Chief Financial
Officer

DENALI HOLDING INC.

By:	/s/ Karen King
Name: Karen King
Title: Vice President

DENALI INTERMEDIATE INC.

By:	/s/ Karen King
Name: Karen King
Title: Vice President

DENALI ACQUIROR INC.

By:	/s/ Karen King
Name: Karen King
Title: Vice President

SILVER LAKE PARTNERS III, L.P.

By:	Silver Lake Technology Associates III, L.P., its general partner

By:	SLTA III (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
Name: James Davidson
Title: Managing Director

SILVER LAKE TECHNOLOGY ASSOCIATES III, L.P.

By:	SLTA III (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
Name: James Davidson
Title: Managing Director

SLTA III (GP), L.L.C.

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
Name: James Davidson
Title: Managing Director

SILVER LAKE GROUP, L.L.C.

By:	/s/ James Davidson
Name: James Davidson
Title: Managing Director

SILVER LAKE PARTNERS IV, L.P.

By:	Silver Lake Technology Associates IV, L.P., its general partner

By:	SLTA IV (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
Name: James Davidson
Title: Managing Director

SILVER LAKE TECHNOLOGY ASSOCIATES IV, L.P.

By:	SLTA IV (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
Name: James Davidson
Title: Managing Director

SLTA IV (GP), L.L.C.

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
Name: James Davidson
Title: Managing Director

SILVER LAKE TECHNOLOGY INVESTORS III, L.P.

By:	Silver Lake Technology Associates III, L.P., its general partner

By:	SLTA III (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James Davidson
Name: James Davidson
Title: Managing Director

MICHAEL S. DELL

By:	/s/ Michael S. Dell
Name: Michael S. Dell

SUSAN LIEBERMAN DELL SEPARATE PROPERTY TRUST

By:	/s/ Susan L. Dell
Name: Susan L. Dell
Title: Trustee

MSDC MANAGEMENT, L.P.

By:	/s/ Marc R. Lisker
Name: Marc R. Lisker
Title: Managing Director

MSDC MANAGEMENT (GP), LLC

By:	/s/ Marc R. Lisker
Name: Marc R. Lisker
Title: Managing Director